UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 13, 2006

Davi Skin, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-14297	86-0907471
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

4223 Glencoe Avenue, Suite B130
Marina Del Rey, California	90292
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 205-9907

301 North Canon Drive, Suite 207, Beverly Hills, California  90210

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 4 — Matters Related to Accountants and Financial Statements

Item 4.01   Changes in Registrant’s Certifying Accountant

(a)           Previous Independent Registered Public Accounting Firm.

Davi Skin, Inc. (the “Company”) has dismissed its previous independent accountant, Child, Van Wagoner & Bradshaw.

On July 7, 2006, the Company notified Child, Van Wagoner & Bradshaw that the firm was dismissed as its independent registered public accounting firm effectively immediately.

The audit report of Child, Van Wagoner & Bradshaw on the financial statements for the Company as of December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004, and for the period of March 21, 2004 (date of inception) to December 31, 2005 did not contain any adverse opinion or disclaimer of opinion, or nor was it modified as to uncertainty, audit scope, or accounting principles, except that such report was prepared assuming that the Company will continue as a going concern and stated that “as discussed in Note 1 to the consolidated financial statements, the Company currently has cash flow constraints, an accumulated deficit and has no operations.  These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty”.

The decision to change independent registered public accounting firms was approved by the Board of Directors of the Company.

During the most recent fiscal year and through July 7, 2006, there were no disagreements with Child, Van Wagoner & Bradshaw on any matter of accounting principles, practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Child, Van Wagoner & Bradshaw, would have caused it to make reference thereto in its report on the financial statements for such years.

The Company provided Child, Van Wagoner & Bradshaw with a copy of this Current Report on Form 8-K and has requested that Child, Van Wagoner & Bradshaw furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements in this Item 4.01, and if not, stating the respects in which it does not agree.  A copy of that letter dated July 13, 2006 is filed as Exhibit 16.1 to this current report on Form 8-K.

(b)           Appointment of Independent Registered Public Accounting Firm.

.

On July 7, 2006, the Company engaged Rose, Snyder & Jacobs, CPA Corporation as its new independent registered public accounting firm effective immediately.  Prior to this appointment, neither the Company nor anyone on its behalf, consulted Rose, Snyder & Jacobs with respect to any of the matters described in Item 304(a)(2) of Regulation S-B.

SECTION 8 — Other Events

Item 8.01   Other Events

(a)           Notice of Demand to Rescind Agreement.

On July 6, 2006, counsel for the Company received written notice from counsel representing Artist House Holdings, Inc. (“Artist House”) demanding rescission of that certain Stock Purchase Agreement, dated as of March 27, 2006 (the “SPA”), based on the following claims and allegations:  (a) breach of warranty that officers’

salaries had not been increased since January 1, 2006, or breach of covenant not to increase officers’ salaries following the date of the SPA; (b) breach of covenant to expand the Board of Directors of the Company to include the Artist House Candidates (as defined below); (c) breach of covenant to designate Artist House as the Company’s licensing agent in Japan; (d) breach of covenant to modify the stock option agreement of the Company’s chief executive officer, Joseph Spellman; (e) breach of covenant to discontinue and terminate the Company’ credit card; (f) breach of covenant to hold $1,700,000 in investment proceeds of Artist House in a separate account; (g) breach of covenant to obtain directors and officers liability insurance; (h) breach of covenant by shareholders Carlo Mondavi and Josh LeVine to execute and deliver a shareholders agreement; (i) breach of covenant by Timothy Mondavi to join the Board of Directors of the Company; (j) use by the Company of an unlicensed broker to raise investment proceeds that were the subject of the SPA; and (k) breach of agreement regarding deferral of officers’ salaries.

The Company is investigating the claims and allegations made in the demand letter.  The Company, however, believes that these allegations and claims set forth in the Artist House demand letter are without merit, and the Company intends to vigorously defend itself in the event that litigation ensues.

(b)           Cancellation of Annual Shareholders Meeting.

The SPA provides that the Company shall appoint three Artist House nominees, Messrs. Taro Yamakawa, Takashi Kusube and Yuzuru Kawabata (the “Artist House Candidates”), to the Company’s Board of Directors.  According to Artist House’s counsel, the Artist House Candidates decline their nominations and will not stand for election to the Board of Directors of the Company.

As a result of the decision of the Artist House Candidates to withdraw as nominees to the Company’s board of directors, the Company announces the cancellation of the annual meeting of the shareholders previously scheduled for July 19, 2006.  The Company will provide notice as appropriate when the annual meeting of the shareholders is rescheduled.

SECTION 9 — Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits

16.1         Letter from Former Accountant

Forward Looking Statements

Certain matters discussed in this report on Form 8-K may constitute forward looking statements under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Words such as “will” or other similar expressions identify forward looking statements.  These statements are based on current expectations.  The Company does not undertake any obligation to update any forward looking statement to reflect events after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Davi Skin, Inc.

/s/ Joseph Spellman
Joseph Spellman
Chief Executive Officer & Director

Date: July 17, 2006